Exhibit 10.14

NORDEA 437 Madison Avenue New York, New York 10022	DNB NOR BANK ASA 200 Park Avenue New York, New York 10166
CITIBANK, N.A. CITIGROUP GLOBAL MARKETS LIMITED 388 Greenwich Street New York, New York 10013

July 5, 2005

Genco Shipping & Trading Limited
35 West 56th Street
New York, NY 10019

Attention:  John C. Wobensmith

Re  Revolving Credit Facility - Commitment Letter

Ladies and Gentlemen:

You have informed Nordea, acting through Nordea Bank Finland Plc, New York Branch (“Nordea”), DnB NOR Bank ASA, acting through its New York branch (“DnB”), Citigroup Global Markets Limited (“CGML”) and Citibank, N.A. (“Citibank” and, together with CGML, “Citigroup”) that Genco Shipping & Trading Limited (the “Company”), a corporation organized under the laws of the Marshall Islands intends to sell into the public market pursuant to an effective registration statement shares of its common Stock (the “IPO”) and, in connection with the IPO, refinance (the “Refinancing”) all of the outstanding indebtedness under the existing credit agreement dated as of December 3, 2004, among Fleet Acquisition LLC, the Company, various lenders and Nordea Bank Finland Plc, New York Branch as Administrative Agent (as amended, restated, modified or supplemented to, the “Existing Credit Agreement”).  It is our understanding that the Company shall receive at least $230 million in net cash proceeds from the IPO.

In order to finance the Refinancing, the ongoing working capital and general corporate purposes of the Company and its subsidiaries following the consummation of the Refinancing, and to finance the acquisition of additional dry bulk carriers that are (w) between 25,000 and 180,000 dwt, (x) no greater than 10 years in age upon acquisition and (y) in compliance with the requirements of the Term Sheet referred to below (such vessels, the “Additional Vessels”), the Company shall obtain the Credit Facility referred to below.  In addition, the Additional Vessels should be no greater than 18 years of age upon maturity of the Credit Facility.  As used herein, the term “Transaction” shall mean, collectively, the Refinancing, the IPO and the incurrence of all indebtedness to fund the Refinancing under the Credit Facility and payment of fees and expenses in connection with the foregoing.

It is understood further that the Credit Facility shall consist of a (x) if the net cash proceeds of the IPO are equal to or greater than $300 million, $550 million or (y) if the net cash proceeds of the IPO are less than $300 million, $450 million revolving credit facility (the “Credit Facility”).  A summary of certain terms of the Credit Facility is set forth in Exhibit A attached hereto (the “Term Sheet”).  Please note that those matters that are not covered or made clear herein, in the Term Sheet or the related fee letter of even date herewith (the “Fee Letter”) are subject to mutual agreement of the parties hereto and shall be consistent with this letter and the Term Sheet.  The terms and conditions of this commitment letter may be modified only in writing signed by each of the parties hereto.

Subject to the terms and conditions set forth herein and in the Term Sheet, each of Nordea, DnB and Citibank is pleased to confirm that it hereby commits to provide up to one third of a $550 million Credit Facility. In addition, (x) DnB will act as sole Administrative Agent and Security Trustee for the Credit Facility (in such capacity, the “Administrative Agent” and “Security Trustee”, respectively and, together with Nordea and Citibank, the “Lenders”) and Nordea and CGML will act as Joint Book Runners for a syndicate of lenders who will participate in the Credit Facility and (y) Nordea, DnB and CGML will act as Joint Lead Arrangers for the Credit Facility (in such capacity, the “Lead Arrangers”).  Nordea’s, DnB’s and Citibank’s commitments hereunder are subject to (A) the accuracy and completeness of all representations that the Company makes thereto and all information that the Company furnishes to Nordea, DnB and/or Citigroup and (B) the Company’s compliance with the terms of this letter, including, without limitation, the payment in full of all fees, expenses and other amounts payable under this letter.  Notwithstanding anything to the contrary contained above in this paragraph, in connection with the syndication of the Credit Facility, the Lead Arrangers shall have the right to award one or more of the roles or titles described above, or such other titles as may be determined by the Lead Arrangers, to one or more other Lenders, in each case as determined by the Lead Arrangers in consultation with you.  You agree that, except as contemplated by the immediately preceding sentence, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter) will be paid in connection with the Credit Facility unless you and each Lead Arranger shall so agree.

Nordea, DnB and Citibank reserve the right, prior to or after execution of the definitive credit documentation, to syndicate all or part of their commitments hereunder to one or more other Lenders that will (i) be selected by the Joint Book Runners in consultation with you and (ii) become party to such definitive credit documentation pursuant to a syndication to be managed by the Joint Book Runners in consultation with you.  You agree that, upon delivery to Nordea, DnB or Citibank by another Lender of a commitment letter in writing for the benefit of the Company for all or a portion of the Credit Facility containing terms no less favorable to the Company than the terms hereof, Nordea, DnB and/or Citibank, as the case may be, shall be fully relieved of their obligations hereunder to the extent of the commitments set forth in such commitment letter.  All aspects of the syndication, including, without limitation, timing, prospective Lenders to be approached, titles, allocations and division of fees, shall be determined by the Joint Book Runners in consultation with you.  You agree to actively assist the Joint Book Runners in such syndication, including by using your commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships and to provide the Joint Book Runners and the Lenders, promptly upon request, with all information reasonably deemed necessary by the Joint Book Runners to complete successfully the syndication, including, but not limited to, an information package for delivery to prospective Lenders and participants in form and substance reasonably satisfactory to the Joint Book Runners.  You also agree to make available your representatives, and to cause the senior officers and representatives of the Company to be available, in each case from time to time and to attend and make presentations regarding the business and prospects of the Company and its subsidiaries

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at a meeting or meetings of Lenders or prospective Lenders at such times and places as the Joint Book Runners may reasonably request.  Until such time as the Credit Facility has been successfully syndicated, you and your subsidiaries shall each agree not to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any other debt financings (including refinancings and renewals of debt) during the syndication process unless otherwise agreed to by the Joint Book Runners.

You represent, warrant and covenant that (i) no information which has been or is hereafter furnished by you or on your behalf in connection with the Company or the transactions contemplated hereby and (ii) no other information given at information meetings for prospective Lenders and supplied or approved by you (collectively, the “Information”) taken as a whole contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not misleading, in the light of the circumstances under which they were (or hereafter are) made.  You agree to supplement the Information and the Projections from time to time until the date of the initial borrowing under the Credit Facility, as appropriate, so that the representations and warranties in the preceding sentence remain correct.  You understand that, in syndicating the Credit Facility, the Lead Arrangers will use and rely on the Information without independent verification thereof.

As you are aware, Citibank and the Lead Arrangers have not yet had the opportunity to complete their business and legal due diligence analysis.  Accordingly, Citibank’s and the Lead Arrangers’ commitments and agreements hereunder are subject to the completion of such business and legal due diligence analysis, and to each Lead Arranger’s satisfaction with the results thereof.  Furthermore, each of Nordea’s, DnB’s, CGML’s and Citibank’s commitments and agreements hereunder are subject to (a) there not occurring or becoming known to any Lead Arranger any condition or circumstance which any Lead Arranger or the Required Lenders (as defined in the Term Sheet) shall determine has had, or could reasonably be expected to have, a material adverse effect on the Transaction or on the business, property, assets, condition (financial or otherwise), operations or prospects of (x) the Company and the Guarantors (as defined in the Term Sheet) taken as a whole (each, a “Material Adverse Effect”), or (y) the rights or remedies of the Lenders or the ability of the Company and its subsidiaries to perform their obligations to the Lenders under the Credit Facility, (b) none of the Lead Arrangers becoming aware (whether as a result of its due diligence analyses and review or otherwise) after the date hereof of any information not previously known to either Lead Arranger which such Lead Arranger believes has had, or could reasonably be expected to have, a Material Adverse Effect, (c) the Lead Arrangers’ reasonable satisfaction that prior to and during the syndication of the Credit Facility and the consummation of the Transaction (the “Closing Date”) there shall be no offering, placement or arrangement of any debt securities or bank financing (including refinancings and renewals of debt) by or on behalf of the Company or any of its subsidiaries, and (d) the other conditions set forth or referred to herein or in the Term Sheet.

You hereby agree that all reasonable fees and expenses (including the reasonable fees and expenses of counsel and insurance consultants) of the Agents (as defined below) and their respective affiliates arising in connection with this letter (together with the Term Sheet, this “Commitment Letter”) and the enforcement of their rights and remedies hereunder and in connection with the Transaction and other transactions described herein (including in connection

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with our due diligence and syndication efforts) shall be for your account (and that you shall from time to time upon request from the Agents reimburse it and its affiliates for all such fees and expenses paid by them), whether or not the Credit Facility are made available or definitive credit documents are executed; provided, however, that other than reasonable expenses incurred in connection with a bank meeting, none of the Agents shall incur any travel or lodging expenses in connection with the negotiation, documentation and syndication of the Credit Facility without your express prior approval.  You further agree to indemnify and hold harmless each Agent (defined, for purpose of this Commitment Letter, to include the Lead Arrangers and each other agent or co-agent (if any) designated by the Lead Arrangers with respect to the Credit Facility (each, an “Agent”), each Lender (including in any event Nordea, DnB and Citibank) and their respective affiliates and each director, officer, employee, representative and agent thereof (each, an “indemnified person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted or awarded against or involve any Agent, any Lender or any other such indemnified person as a result of or arising out of or in any way related to or resulting from this Commitment Letter (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith) or the definitive documentation for the Credit Facility or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Credit Facility and, upon demand, to pay and reimburse each Agent, each Lender and each other indemnified person for any legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Lender or any other such indemnified person is a party to any action or proceeding out of which any such expenses arise and whether or not such action or proceeding is brought by any Investor, the Company, any of their respective directors, security holders or creditors, an indemnified person or any other person); provided, however, that you shall not have to indemnify any indemnified person against any loss, claim, damage, expense or liability to the extent same resulted from the gross negligence or willful misconduct of the respective indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  This Commitment Letter is issued for your benefit only and no other person or entity may rely hereon (except indemnified persons to the extent set forth herein).  Neither the Agents nor any other indemnified person shall be responsible or liable to you or any other person or entity for (x) any determination made by it pursuant to this Commitment Letter in the absence of gross negligence or willful misconduct on the part of such person (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) any consequential, indirect, special or punitive damages which may be alleged as a result of this Commitment Letter or the financing contemplated hereby.

Each of us reserves the right to employ the services of its affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to us in such manner as we and our affiliates may agree in our sole discretion.  You also agree that we may at any time and from time to time assign all or any portion of our commitments hereunder to one or more of our affiliates.  You further acknowledge that the Lead Arrangers, for the purposes of the two preceding sentences, may share with any of their affiliates, and such affiliates may share with us, any information related to the Transaction, the Company (and your and their respective subsidiaries and affiliates), or any of the matters contemplated hereby.  Each of us agrees to treat, and cause any such affiliate to treat, all non-public information provided to it by the Company and its subsidiaries as confidential information in accordance with customary banking industry practices (it being understood and agreed that we

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may provide potential Lenders and their respective affiliates with the Information provided by the Company and its subsidiaries in connection with the syndication of the Credit Facility).

You agree that this Commitment Letter is for your confidential use only and that, unless the Lead Arrangers have otherwise consented, neither its existence nor the terms hereof will be disclosed by you to any person or entity other than the Investors and your and their respective officers, directors, employees, accountants, attorneys and other advisors, and then only on a “need to know” basis in connection with the transactions contemplated hereby and on a confidential basis. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter and the Fee Letter to us as provided below (i) you may make public disclosure of the existence and amount of the commitments hereunder and of the identity of the Lead Arrangers, (ii) you may file a copy of this Commitment Letter (but not the Fee Letter) in any public record in which it is required by law to be filed and (iii) you may make such other public disclosure of the terms and conditions hereof as, and to the extent, you are required by law, in the opinion of your counsel, to make.  If this Commitment Letter is not accepted by you as provided below, please immediately return this Commitment Letter (and any copies hereof) to the undersigned.  Notwithstanding any other provision in this letter, each Lead Arranger hereby confirms that the Company and its directors, employees, officers, representatives and agents shall not be limited from disclosing the U.S. tax treatment or U.S. tax structure of the Credit Facility.

The provisions of the three immediately preceding paragraphs shall survive any termination of this Commitment Letter regardless of whether any definitive form of documentation shall be executed and delivered, provided that, your obligations under this Commitment Letter relating to indemnification shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Credit Facility upon the initial funding thereunder, and you shall automatically be released from all indemnification obligations under this Commitment Letter.

This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you to any person or entity without the prior written consent of each party hereto (and any purported assignment without such consent shall be null and void).  This Commitment Letter and the Fee Letter may not be amended or waived except by an instrument in writing signed by you and us.  Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be.  The Company acknowledges that information and documents relating to the Credit Facility may be transmitted through Intralinks, the internet or similar electronic transmission systems.  This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York.  This Commitment Letter and the Fee Letter set forth the entire agreement between the parties hereto as to the matters set forth herein and supersede all prior communications, written or oral, with respect to the matters herein.

EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER OR THE FEE LETTER.  YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE

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FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE COUNTY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT LETTER, THE FEE LETTER OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY.

This Commitment Letter, together with the Term Sheet and the Fee Letter, embodies the entire agreement and understanding among the Agents, you and your affiliates with respect to the Credit Facility and supersedes all prior agreements and understandings relating to the subject matter hereof.

Our willingness, and commitments, with respect to the Credit Facility as set forth above will terminate on September 30, 2005, unless on or prior to such date a definitive credit agreement evidencing the Credit Facility (together with related financing and security documentation, the “Credit Documentation”), in form and substance reasonably satisfactory to us and consistent with this Commitment Letter and Term Sheet shall have been entered into and the initial borrowing thereunder shall have taken place.  Before such date, each of Nordea, Citibank and DnB may terminate its respective commitment hereunder if any event occurs or information becomes available that, in its judgment, results or is likely to result in the failure to satisfy any of the conditions or requirements with which the Company must comply, contained in this letter.

*  *  *

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If you are in agreement with the foregoing, please sign and return to Nordea the enclosed copy of this Commitment Letter, together with a copy of the enclosed Fee Letter, no later than 5:00 p.m., New York time, on July 5 2005.  Unless this Commitment Letter and the related Fee Letter are signed and returned by the time and date provided in the immediately preceding sentence, this Commitment Letter shall terminate at such time and date.

Very truly yours,
NORDEA, acting through Nordea Bank Finland Plc, New York Branch

By	/s/ Hans Chr. Kjelsrud
	Name:	Hans Chr. Kjelsrud
	Title:	Senior Vice President

By	/s/ Alison B. Barber
	Name:	Alison B. Barber
	Title:	Vice President

DnB NOR BANK ASA

By	/s/ Nikolai A. Nachamkin
	Name:	Nikolai A. Nachamkin
	Title:	Senior Vice President

By	/s/ Alfred C. Jones III
	Name:	Alfred C. Jones III
	Title:	Senior Vice President

CITIBANK, N.A.

By	/s/ Pareejat Singhal
Name:
Title:

CITIGROUP GLOBAL MARKETS LIMITED

By	/s/ Pareejat Singhal
Name:
Title:

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Agreed to and Accepted this
5th day of July, 2005:

GENCO SHIPPING & TRADING LIMITED

By	/s/ John C. Wobensmith
Name:
Title:

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EXHIBIT A

SUMMARY OF CERTAIN TERMS
OF THE CREDIT FACILITY

Unless otherwise defined herein, capitalized terms used herein and defined in the letter to which this Exhibit A is attached (the “Commitment Letter”) are used herein as therein defined.

I.              Description of Credit Facility

Total Credit Facility:

A revolving credit facility (the “Credit Facility”) in an aggregate principal amount of up to (x) if the net cash proceeds of the IPO are equal to or greater than $300 million, $550 million, or (y) if the net cash proceeds of the IPO are less than $300 million, $450 million, (such amount, as it may be reduced from time to time by the terms hereof, the “Total Commitment”).

Use of Proceeds:

The loans made pursuant to the Credit Facility (the “Loans”) and the proceeds thereof shall be utilized to (w) refinance the Existing Credit Agreement, (x) fund up to 100% of the acquisition costs of the Additional Vessels and (y) fund working capital requirements of the Borrower and its subsidiaries in a maximum aggregate amount of up to $20 million in Loans and Letters of Credit at any time outstanding and (z) issue letters of credit as described below.

Letters of Credit:

$50 million of the Credit Facility will be available for the issuance of stand-by letters of credit (“Letters of Credit”) to support obligations of the Borrower and its subsidiaries under freight derivatives contracts satisfactory to the Administrative Agent (as defined below). Maturities for Letters of Credit will not exceed twelve months, renewable annually thereafter and, in any event, shall not extend beyond the tenth business day prior to the Revolving Loan Maturity Date.

Availability:

Loans may be borrowed, repaid and reborrowed on and after the Closing Date and prior to the Maturity Date in accordance with the terms of the definitive credit documentation governing the Credit Facility; provided that (x) if the Credit Facility is in an aggregate principal amount of $550 million, the initial Loans incurred on the Closing Date may not exceed $37 million and (y) if the Credit Facility is in an aggregate principal amount of $450 million, the initial Loans incurred on the Closing Date may not exceed $107 million; provided further that the aggregate amount of all Loans and Letters of Credit outstanding (determined on a pro forma basis giving effect to such Loans being made and/or Letters of Credit being issued) may not exceed an amount equal to 65% of the fair market value of all Collateral Vessels (as defined herein).

Maturity:	The Credit Facility will mature on the tenth anniversary of the Closing Date (the “Maturity Date”).
Scheduled Commitment Reductions:

The Total Commitment shall be reduced in eight consecutive semi-annual installments, commencing on the sixth anniversary of the Closing Date in an amount equal to 8.125% of the then Total Commitment on the sixth anniversary of the Credit Facility. The Total Commitment shall terminate in its entirety on the Maturity Date.

Guaranties:

Each subsidiary of the Borrower (as defined below) which owns or obtains an ownership interest in any vessel listed on Annex I hereto (the “Vessels”) and any Additional Vessels (together with the Vessels, the “Collateral Vessels”) (such subsidiaries, the “Guarantors”) shall be required to provide unconditional guaranties of all amounts owing under the Credit Facility (the “Guaranties”). The Guaranties shall contain terms and conditions reasonably satisfactory to the Lead Arrangers and customary for transactions of this type and shall, to the extent requested by the Lead Arrangers, also guarantee on a subordinated basis the Borrower’s obligations under interest rate swaps/foreign currency swaps or similar agreements (to the extent such obligations are related to the Borrower’s obligations under the Credit Facility) with a Lender under the Credit Facility (or its affiliates). Guaranties shall be a guarantee of payment and not of collection.

Security:

(i) All amounts owing under the Credit Facility, (ii) all obligations under the Guaranties and (iii) on a subordinated basis, the Borrower’s obligations under any interest rate swaps/foreign currency swaps or similar agreements (to the extent related to the Borrower’s obligations under the Credit Facility) with a Lender under the Credit Facility (or its affiliates) will, in each case, be secured by (x) a first priority perfected security interest in all equity interests of the Guarantors, (y) a first priority perfected security interest in all Collateral Vessels and (z) a first priority security interest in all earnings and proceeds of insurance (including, without limitation, the Required Insurance (as defined below)) related to such Collateral Vessels (together with all deposit accounts into which such earnings and proceeds of insurance are deposited (which deposit accounts shall be maintained at Nordea and shall include, without limitation, the Operating Account (as defined below)).

All documentation (collectively referred to herein as the “Security Agreements”) evidencing the security required pursuant to the immediately preceding paragraph shall be in form and substance reasonably satisfactory to the Lead Arrangers and customary for transactions of this type, and shall effectively create first priority security interests in the property purported to be covered thereby, with such exceptions as are acceptable to the Lead Arrangers in their reasonable discretion.

Operating Account:

All charter revenues and proceeds received by the Borrower and each Guarantor in respect of the Collateral Vessels shall be required to be deposited in an account of the Borrower maintained with Nordea (the “Operating Account”). The Borrower shall be permitted to apply amounts in the Operating Account to the payment of the operating expenses, other expenditures and dividends permitted under the terms and conditions of the Credit Facility of the Borrower and its subsidiaries.

II.            Other Terms Applicable to Credit Facility

Borrower:	Genco Shipping & Trading Limited (the “Borrower”), a corporation organized under the laws of the Marshall Islands.
Joint Lead Arrangers:	Nordea, DnB and CGML (the “Lead Arrangers”)
Administrative Agent,
Security Trustee:	DnB (the “Administrative Agent”).
Joint Book Runners:	Nordea and CGML.
Lenders:	Nordea, DnB, Citibank and a syndicate of financial institutions arranged by and reasonably acceptable to the Sole Book Runner (in consultation with the Borrower) (collectively, the “Lenders”).
Required Lenders:	Lenders having aggregate commitments and/or outstandings (as appropriate) pertaining to all tranches (taken in the aggregate) in excess of 50% (the “Required Lenders”).

Voluntary Commitment Reductions:

The unutilized portion of the Credit Facility may, upon three business days’ notice to the Administrative Agent, be permanently reduced or terminated by the Borrower at any time without penalty, in integral multiples of $5.0 million in the case of partial reductions.

Voluntary Prepayments:

Voluntary prepayments may be made at any time on three business days’ written notice, without premium or penalty, subject to minimum notice, provided that voluntary prepayments made on a date other than the last day of an interest period applicable thereto shall be subject to payment of customary breakage costs and funding loss costs.

Mandatory Repayments:

Upon the sale or loss by the Borrower or any of its subsidiaries of any Collateral Vessel, outstanding Loans shall be required to be repaid and/or Letters of Credit shall be cash collateralized in an amount equal to the sum of the aggregate amount of all outstanding Loans and Letters of Credit multiplied by a fraction, the numerator of which is the appraised value (determined on the basis of the most recently obtained appraisals) of such Collateral Vessel subject to such sale or loss and the denominator of which is the aggregate of the appraised value (determined on the basis of the most recently obtained appraisals) of all Collateral Vessels owned by the Borrower and its subsidiaries at such time. In addition, (i) if at any time the outstandings pursuant to the Credit Facility (including Letter of Credit outstandings) exceed the Total Commitment, prepayments of Loans (and/or the cash collateralization of Letters of Credit) shall be required in an amount equal to such excess and (ii) upon the occurrence of a change of control (to be defined), all commitments under the Credit Facility shall terminate and all outstanding Loans shall become due and payable.

Interest Rates:

Loans shall be maintained as US Dollar LIBOR-based loans which shall bear interest at the LIBOR Rate (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period plus the Applicable Margin (as defined below). Interest periods of 3 and 6 months shall be available.

“Applicable Margin” shall mean 0.95% per annum until the fifth anniversary of the Closing Date and 1.00% per annum thereafter.

The Credit Facility shall include customary protective provisions for such matters as defaulting banks, capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes. The Borrower shall have the right, in the absence of a default or event of default, to replace any Lender (i) that charges a material amount in excess of that being charged by the other Lenders with respect to contingencies described in the immediately preceding sentence or (ii) refuses to consent to certain amendments or waivers of the Credit Facility which expressly require the consent of such Lender and which have been approved by the Required Lenders.

Interest in respect of Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All calculations of interest, commitment fees and other fees shall be based on a 360-day year and actual days elapsed.

Default Interest:

Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate borne by Loans (or, if such overdue amount is not interest or principal in respect of a Loan, 2.50% per annum in excess of the Prime Rate as in effect from time to time). Such interest shall be payable on demand.

Commitment Commission:

A commitment fee, at a per annum rate of 0.375%, on the daily undrawn portion of the commitments of each Lender (with outstanding Loans and Letters of Credit being utilizations of the commitments) will commence accruing on the Closing Date and will be payable quarterly in arrears.

Letter of Credit Fees:

A letter of credit fee equal to the Applicable Margin for Loans maintained as LIBOR Rate Loans on the outstanding stated amount of Letters of Credit (the “Letter of Credit Fee”) to be shared proportionately by the Lenders under the Credit Facility in accordance with their participation in the respective Letter of Credit, and a facing fee of 1/8 of 1% per annum (but in no event less than $500 per annum for each Letter of Credit) (the “Facing Fee”) to be paid to the issuer of each Letter of Credit for its own account, in each case calculated on the aggregate stated amount of all Letters of Credit for the stated duration thereof. Letter of Credit Fees and Facing Fees shall be payable quarterly in arrears. In addition, the issuer of a Letter of Credit will be paid its customary administrative charges in connection with Letters of Credit issued by it.

Lead Arrangers/Lender Fees:	The Lead Arrangers and the Lenders shall receive such fees as have been separately agreed upon.
Assignments and Participations:

The Borrower may not assign its rights or obligations under the Credit Facility without the prior written consent of all of the Lenders. Any Lender may assign and may sell participations in, its rights and obligations under the Credit Facility, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and (y) in the case of assignments, to such limitations as may be established in the definitive credit documentation, including, without limitation, (i) the consent of the Administrative Agent and so long as no default or event of default then exists under the Credit Facility, the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed), (ii) a minimum assignment amount of $5.0 million and (iii) payment by the relevant Lender to the Administrative Agent of a $3,500 assignment fee. The Credit Facility shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Credit Facility and will relieve the assigning Lender of its rights and obligations with respect to the assigned portion of its loans and commitments.

Documentation/Governing Law:

The Lenders’ commitments will be subject to the negotiation, execution and delivery of reasonably satisfactory definitive financing agreements (and related security documentation, guaranties, etc.) consistent with the terms of this Term Sheet, in each case prepared by White & Case LLP, special maritime counsel to be determined and/or local counsel satisfactory to the Lead Arrangers and the Lenders (including without limitation as to the terms, conditions, representations, covenants and events of default contained therein). All documentation (except security documentation that the Lead Arrangers determine should be governed by local law) shall be governed by New York law.
Conditions Precedent:

Those conditions precedent that are usual and customary for these types of facilities, and such additional conditions precedent as are appropriate under the circumstances. Without limiting the foregoing, the following conditions shall apply:

A.            o the Initial Loans

(i)

On or prior to the Closing Date (x) the IPO shall have been consummated, (y) the Borrower shall have received net cash proceeds of at least $230 million and (z) shares of the Borrower’s common equity shall be traded on the NASDAQ National Market.

(ii)	The scope, terms and conditions of any management and service agreements entered into by the Borrower or its subsidiaries shall be reasonably satisfactory to the Lead Arrangers.
(iii)

The Borrower and its subsidiaries shall have no outstanding indebtedness or contingent liabilities, except for indebtedness incurred pursuant to the Credit Facility and such other existing indebtedness and disclosed contingent liabilities of the Borrower and its subsidiaries, if any, as shall be permitted by the Lead Arrangers, and all equity interests of the Borrower’s subsidiaries shall be owned directly or indirectly by the Borrower, in each case free and clear of liens (other than those securing the obligations under the Credit Facility).

(iv)

All necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the transactions contemplated by the Credit Facility and otherwise referred to herein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents, or imposes materially adverse conditions upon, the transactions contemplated by the Credit Facility or otherwise referred to herein. Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the transactions contemplated by the Credit Facility.
(v)

Nothing shall have occurred (and neither the Lead Arrangers nor any of the Lenders shall have become aware of facts or conditions not previously known to them) which any Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

(vi)

No litigation by any entity (private or governmental) shall be pending or, to the Borrower’s knowledge, threatened with respect to the Credit Facility or any documentation executed in connection therewith, or with respect to the Transaction, or which any Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

(vii)

The Lenders shall have received legal opinions from counsel, and covering matters (including without limitation compliance with the margin regulations and no-conflict opinions), reasonably acceptable to the Lead Arrangers.

(viii)

All Loans and other financing to be made pursuant to the Transaction shall be in full compliance with all applicable requirements (including without limitation the collateral valuation requirements) of law, including, without limitation, Regulations T, U and X of the Federal Reserve Bank (the “Margin Regulations”) and the collateral valuation requirements, and each Lender in good faith shall be able to complete the relevant forms establishing compliance with the Margin Regulations.

(ix)

All costs, fees, expenses (including, without limitation, reasonable legal fees and expenses) and other compensation contemplated hereby, payable to the Lenders and the Lead Arrangers or payable in respect of the Transaction, shall have been paid to the extent due.
(x)

On or prior to the Closing Date, (i) the Lenders shall have received updated appraisals in respect of the Collateral Vessel from two independent valuation consultants reasonably satisfactory to the Lead Arrangers, and (ii) the Lead Arrangers shall have received a solvency certificate from the senior financial officer of the Borrower, in form and substance satisfactory to the Lead Arrangers, setting forth the conclusions that, after giving effect to the Transaction (including the incurrence of all the financing contemplated herein), each of the Borrower, individually, and the Borrower and its subsidiaries, taken as a whole, are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection therewith, and will not be left with unreasonably small capital with which to engage in their businesses and will not have incurred debts beyond their ability to pay such debts as they mature.

(xi)

The Lenders shall have received (w) certificates of ownership from the appropriate authorities showing the registered ownership of the related Collateral Vessel, (x) results of maritime registry searches with respect to the related Collateral Vessel which results shall be acceptable to the Lead Arrangers, (y) class certificates from a classification society acceptable to the Lead Arrangers with respect to the related Collateral Vessel, which class certificates shall be acceptable to the Lead Arrangers, and (z) a report, in form and scope reasonably acceptable to the Lead Arrangers, from a firm of independent marine insurance brokers reasonably acceptable to the Lead Arrangers with respect to the insurance maintained (or to be maintained) in respect of the related Collateral Vessel together with a certificate from such broker certifying that such insurances (I) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, are customarily insured against by similarly situated insurers, (II) conform with requirements of the mortgage taken (or to be taken) for the benefit of the Lenders in each of the Collateral Vessels and (III) include without limitation (the following, the “Required Insurance”), hull and machinery, war risks, loss of hire (with respect to vessels on charter) and protection and indemnity.

(xii)	In connection with the Transaction, there shall be no conflict with, or default under, any material agreement of the Borrower or any of its subsidiaries.
(xiii)

The Guaranties and the Security Agreements executed by the Borrower (to the extent applicable) and each subsidiary of the Borrower that owns a Collateral Vessel shall have been executed and delivered in form, scope and substance reasonably satisfactory to the Lead Arrangers and the Required Lenders, and the Lenders shall have security interests in assets of the Borrower and such subsidiaries as and to the extent required above.

(xiv)

No condition or occurrence on or arising from any Collateral Vessel or any other property owned or operated or occupied by the Borrower or any of its subsidiaries exists that (x) could result in noncompliance by the Borrower or such subsidiary with any applicable environmental law that has had, or could reasonably be expected to have, a Material Adverse Effect or (y) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its subsidiaries or any property of the Borrower or any of its subsidiaries (including, without limitation, any Collateral Vessel) and such Environmental Claim could reasonably be expected to have, a Material Adverse Effect.

(xv)

On or prior to the Initial Borrowing Date, the Lead Arrangers shall have received and be reasonably satisfied with the organizational and charter documents of the Borrower and its subsidiaries, together with resolutions authorizing the consummation of the Transaction.

B.            To All Loans

(i)

All representations and warranties shall be true and correct in all material respects on and as of the date of the borrowing (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), before and ater giving effect to such borrowing and to the application of the proceeds therefrom, as though made on and as of such date.
(ii)

No event of default under the Credit Facilities or event which with the giving of notice or lapse of time or both would be an event of default under the Credit Facilities, shall have occurred and be continuing, or would result from such borrowing.

(iii)

The aggregate amount of all Loans and Letters of Credit outstanding (determined at the time of the making of each Loan or Letter of Credit issuance on a pro forma basis giving effect to such Loan being made and/or Letter of Credit being issued) shall not exceed an amount equal to 65% of the fair market value of all Collateral Vessels based on the most recent appraisals delivered to or obtained by the Administrative Agent.

C.            To All Vessel Acquisition Loans

(i)

On the date of each Loan used to acquire an Additional Vessel (such Loan, a “Vessel Acquisition Loan”), the Lenders shall have received legal opinions from counsel, and covering matters , reasonably acceptable to the Lead Arrangers.

(ii)

At the time of acquisition of each Additional Vessel (a “Vessel Acquisition”), (i) no condition or occurrence on or arising from the related Additional Vessel or any other property owned by the subsidiary which owns the related Additional Vessel exists that could (x) result in noncompliance by such subsidiary with any applicable environmental law that has had, or could reasonably be expected to have, a Material Adverse Effect or (y) reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its subsidiaries or any property of the Borrower or any of its subsidiaries (including, without limitation, the related Additional Vessel) and such Environmental Claim could reasonably be expected to have, a Material Adverse Effect and (ii) the Lenders shall have received (v) a Guaranty and Security Agreement executed by each subsidiary of the Borrower that owns the related Additional Vessel executed and delivered in form, scope and substance reasonably satisfactory to the Lead Arrangers and the Required Lenders, and the Lenders shall have security interests in assets of such subsidiary as to the extent required above, (w) certificates of ownership from the appropriate authorities showing the registered ownership of the related Additional Vessel, (x) results of maritime registry searches with respect to the related Additional Vessel which results shall be acceptable to the Lead Arrangers, (y) a class certificate from a Pre-Approved Classification Society (as defined on Annex II hereto) with respect to the related Additional Vessel and evidence that the related Additional Vessel has a Pre-Approved Flag (as defined on Annex II hereto), which class certificate and evidence shall be acceptable to the Lead Arrangers, and (z) a report, in form and scope reasonably acceptable to the Lead Arrangers, from a firm of independent marine insurance brokers reasonably acceptable to the Lead Arrangers with respect to the insurance maintained (or to be maintained) in respect of the related Additional Vessel together with a certificate from such broker certifying that such insurances (I) are (or will be at the time of the respective Vessel Acquisition) placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, are customarily insured against by similarly situated insurers, (II) conform with requirements of the mortgage taken (or to be taken) for the benefit of the Lenders in each of the Additional Vessels and (III) include the Required Insurance.

Representations and Warranties:

Substantially the same as the representations and warranties contained in Existing Credit Agreement with appropriate changes thereto and any additional representations and warranties as are necessary in the context of the Refinancing and the Credit Facility, in each case as determined to the satisfaction of the Lead Arrangers.

Affirmative Covenants:

Substantially the same as the covenants contained in the Existing Credit Agreement including, without limitation, appropriate changes thereto and any additional covenants as are necessary in the context of the Refinancing.

Negative Covenants (other than Financial Covenants):	Those covenants that are usual and customary for facilities of this type shall apply to the Borrower and its subsidiaries, including, without limitation:
(i)

Limitations on indebtedness (including any guarantees) (other than under the Credit Facility) incurred by the Borrower or any of its subsidiaries, provided that so long as no default or event of default is then continuing, Indebtedness may be incurred by the Borrower and its subsidiaries (other than any subsidiary owning a Collateral Vessel) provided that after giving effect to such incurrence the Borrower will be in pro forma compliance with the Financial Covenants described below.

	(ii)	Limitations on liens on collateral securing the Credit Facility (other than pursuant to the Credit Facility).
	(iii)	Limitations on investments.
(iv)

Limitations on dividends except that the Borrower may pay or declare dividends in accordance with the “Dividend Policy” section of the Form S-1 filed by the Borrower with the Securities Exchange Commission on May 6, 2005; provided that no default or event of default has occurred and is continuing or would result therefrom.

	(v)	Limitations on mergers, acquisitions, joint ventures, partnerships and acquisitions and dispositions of assets.
	(vi)	Limitations amendments to organizational documents and certain material contracts to the extent adverse to the Lenders.
	(vii)	Limitations on transactions with affiliates.
	(viii)	Limitations on changes in the registry, class or management of the Collateral Vessels.
	(ix)	Limitations on changes in nature of business.
(in each case set forth in the preceding clauses (i) through (ix) above, subject to certain customary exceptions acceptable to the Lead Arrangers and the Lenders).

Financial Covenants:	The following shall be the financial covenants (which shall apply to the Borrower and its subsidiaries on a consolidated basis and be measured on the last day of each fiscal quarter of the Borrower):
	1.	Leverage. The ratio of Total Debt to Total Capitalization shall be no greater than (x) 0.70:1.00 during the first five years after the Closing Date, and (y) 0.60:1.00 at any time thereafter.
2.

Minimum Liquidity Balance.  The Borrower shall have cash, cash equivalents and undrawn available credit facilities with maturities in excess of twelve months on such date on hand of no less than $500,000 for each Collateral Vessel on the last day of each fiscal quarter.

	3.	Interest Coverage. The ratio of EBITDA to Interest Expense, on a trailing four quarter basis, shall be no less than 2.00 to 1.00.
4.

Collateral Maintenance.  The aggregate fair market value of the Collateral Vessels shall at all times be (x) at least 130% of the aggregate outstanding principal amount under the Loans plus all Letters of Credit outstanding; provided that the Borrower shall have a 30 day remedy period during which time the Borrower may post additional collateral satisfactory to the Required Lenders or reduce the amount of Loans and/or Letters of Credit outstanding.

5.

Consolidated Net Worth.  The Consolidated Net Worth of the Borrower and its subsidiaries shall be no less than 80% of the stockholder’s equity at the end of the last fiscal quarter preceding the Closing Date, which figure shall be calculated pro forma for the IPO.

Collateral Substitution:

The Borrower or any Guarantor may dispose of any Collateral Vessel and offer a substitution for such Collateral Vessel so long as no default or event of default has occurred and is continuing or would result therefrom. Such replacement vessel shall be of substantially similar value, type and age as the Collateral Vessel it replaces and shall be acceptable to the Administrative Agent.

Events of Default:

Those events of default usual and customary for this type of facility, including, without limitation, non payment of principal, non payment of interest (3 day grace period), breach of affirmative covenants (30 day grace period),

.

breach of negative covenants, material inaccuracy of representations and warranties, cross default to other material indebtedness (giving effect to any applicable grace periods), ERISA event, failure of effectiveness of security documents or guaranty, unsatisfied uninsured material judgment following final appeal, bankruptcy or insolvency event, or change of control of the Borrower

Indemnification:

The documentation for the Credit Facility will contain customary indemnities for the Lenders and the Lead Arranger (other than as a result of such indemnified party’s gross negligence or willful misconduct).

Swap Transaction:	An interest rate swap, using the standard ISDA documentation, will be made available to the Borrower to convert the interest rate under the Credit Facility from a floating rate to a fixed rate.

ANNEX I

COLLATERAL VESSELS

Vessel Name	Type	Built	Dwt	Flag

Beauty	Panamax	1999	73,941	Hong Kong
Knight	Panamax	1999	73,941	Hong Kong
Leader	Panamax	1999	73,941	Hong Kong
Vigour	Panamax	1999	73,941	Hong Kong
Trader	Panamax	1990	69,338	Hong Kong

Carrier	Handymax	1998	47,000	Hong Kong
Prosperity	Handymax	1997	47,180	Hong Kong
Success	Handymax	1997	47,180	Hong Kong
Wisdom	Handymax	1997	46,800	Hong Kong
Lucky Marine	Handymax	1996	46,000	Hong Kong
Glory	Handymax	1984	41,062	Hong Kong

Explorer	Handysize	1999	29,952	Hong Kong
Pioneer	Handysize	1999	29,952	Hong Kong
Progress	Handysize	1999	29,952	Hong Kong
Reliance	Handysize	1999	29,952	Hong Kong
Sugar	Handysize	1998	29,952	Hong Kong

ANNEX II

Definitions

“Pre-Approved Classification Society” shall mean any of Det norske Veritas, Lloyds Register, American Bureau of Shipping (ABS), Germanischer Lloyd, Bureau Veritas or, with respect to Genco Glory only, China Classification Society.

“Pre-Approved Flag” shall mean Hong Kong, Marshall Islands, Norwegian International Ship Registry, Liberia, Panama, Isle of Man, Cayman Islands, Bermuda, Bahamas or Singapore.